Exhibit 99.1

                                  NEWS RELEASE
                             FOR IMMEDIATE RELEASE

[GLOBAL ENTERTAINMENT LOGO]
                                                For Further Information Contact:
                                                     Richard Kozuback, President
                                                Global Entertainment Corporation
                                                                    480-994-0772
                                                 www.globalentertainment2000.com

Global Entertainment Corporation                        Rudy R. Miller, Chairman
1600 North Desert Drive, Suite 301                              The Miller Group
Tempe, Arizona 85281                          Investor Relations for the Company
                                                                    602-225-0505
                                                          gee@themillergroup.net
                                                          www.themillergroup.net

          GLOBAL ENTERTAINMENT CORPORATION ANNOUNCES NEW PARTNERSHIPS,
             CONTRACT WITH HOCKEY CANADA AND THE HIRING OF A NEW CFO

TEMPE,  ARIZONA,  OCTOBER 20, 2010 -- GLOBAL  ENTERTAINMENT  CORPORATION (OTCBB:
GNTP) - an integrated event and entertainment company, today announced a number of new developments in its Central Hockey League ("CHL") and GetTix units along with the replacement of the company's Chief Financial Officer.

CENTRAL HOCKEY LEAGUE
The CHL recently announced a new partnership with digital media company NeuLion, Inc., an end-to-end IPTV service provider of live and on-demand entertainment and sports programming, to produce CHL-TV for the 2010-2011 hockey season. CHL-TV delivers online coverage of all 18 teams in the CHL and will air nearly 600 games throughout the regular season. This exclusive service provides fans the only way to watch live CHL games online as well as broad access to archive games, video-on-demand and CHL highlights.

Global also announced that the license for the CHL hockey team in Prescott Valley, Arizona (Arizona Sundogs) has been successfully transferred to a new ownership group, Mile High Hockey, LLC.

Finally, the CHL kicked off its 2010-2011 season on October 15, 2010 with a total of 18 teams. The CHL welcomes its newest members: the Fort Wayne Komets, the Dayton Gems, the Quad City Mallards, the Bloomington Prairie Thunder and the Evansville Icemen. The CHL welcomed 76,111 fans over opening weekend. Overall, the league averaged 4,756 fans over opening weekend compared to 4,141 fans over opening weekend a year ago, an increase of 15 percent.

GETTIX
GetTix recently finalized a 5-year full-service ticketing agreement with Hockey Canada after three days of executive training and orientation in Calgary, Alberta. Hockey Canada is the governing body for hockey in Canada and a member of the International Ice Hockey Federation and has a membership through its 13 provincial branch associations of over 700,000 players, coaches and officials.

GetTix also announces it has formed new partnerships with Gray Line of Tennessee, a provider of sightseeing tours, vacation packages, charter services, group itineraries and airport and convention services, and the Allen Wranglers, a professional football team playing in the IFL ("Indoor Football League").

NEW CHIEF FINANCIAL OFFICER
The company accepted the resignation of James Yeager as Chief Financial Officer of Global Entertainment Corporation effective this past weekend. Richard Kozuback, President and Chief Executive Officer stated, "James represented the company in the most professional of ways over his past three years of service and we wish him all the best in his future."

Global Entertainment introduced its new CFO, Charles Mathews, on October 18, 2010. Mr. Mathews brings more than 18 years of accounting and management experience to the company. He previously served as the managing principal of Mathews & Mann, LLC, an accounting and business consulting firm in Phoenix, Arizona. From December 2007 to March 2009, Mr. Mathews was Interim CFO of Education 2020, a virtual education company focused on students in grades 6-12. From March 2004 to November 2007, Mr. Mathews was Executive Vice President and


                                                                         more...

Global Entertainment Corporation Announces New Partnerships, Contract with Hockey Canada and the Hiring of a New CFO
October 20, 2010
Page 2



Chief Financial Officer of Quepasa Corporation, a publicly traded leading Hispanic internet portal. Mr. Mathews has extensive experience in helping companies with turn-around situations and corporate restructuring. Mr. Mathews, a Certified Public Accountant, has a B.A. in Business Administration from Alaska Pacific University and an M.B.A. from Arizona State University.

Richard Kozuback declared, "We are pleased to have Chuck join our team as the company works through its reorganization process. We believe Chuck will be of great assistance to us as we continue our efforts to reduce expenses to be more in line with current revenues and as we build for the future growth of the company."

Visit our web sites:

www.globalentertainment2000.com                      www.centralhockeyleague.com
      www.coliseums.com                                    www.GetTix.net

Global Entertainment Corporation is an integrated events and entertainment company focused on mid-size communities that is engaged, through its seven wholly owned subsidiaries, in sports management, multi-purpose events and entertainment centers and related real estate development, facility and venue management and marketing and venue ticketing. GLOBAL PROPERTIES I, in correlation with arena development projects, works to maximize value and develop potential new properties. INTERNATIONAL COLISEUMS COMPANY, INC. (ICC) serves as project manager for arena development while ENCORE FACILITY MANAGEMENT and GEC FOOD SERVICE, LLC coordinate arena operations and concessions. GLOBAL ENTERTAINMENT MARKETING SYSTEMS (GEMS) pursues licensing and marketing opportunities related to the Company's sports management and arena developments and operations. GLOBAL ENTERTAINMENT TICKETING (GETTIX.NET) is a ticketing company for sports and entertainment venues. THE WESTERN PROFESSIONAL HOCKEY LEAGUE, INC., through a joint operating agreement with the Central Hockey League, is the operator and franchisor of professional minor league hockey teams in nine states.

     Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

     Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

     Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: limited liquidity and the need for additional financing intense competition within the sports and entertainment industries, past and future acquisitions, expanding operations into new markets, risk of business interruption, changing consumer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.


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